Exhibit 99.1

Press Release	For Immediate Release
Contact:
Robert W. White,
Chairman, President and CEO
or
Jack Sandoski,
Senior Vice President and CFO
(215) 886-8280
ABINGTON BANCORP, INC. ANNOUNCES RESULTS FOR THE FIRST QUARTER OF 2009
Jenkintown, PA (April 29, 2009) — Abington Bancorp, Inc. (the “Company”) (Nasdaq Global Select: ABBC), the parent holding company for Abington Bank (the “Bank”), reported net income of $2.2 million for the quarter ended March 31, 2009, representing an increase of $234,000 or 12.2% over the quarter ended March 31, 2008. Basic and diluted earnings per share were each $0.10 for the first quarter of 2009 compared to $0.09 and $0.08, respectively, for the first quarter of 2008.
Mr. Robert W. White, Chairman, President and CEO of the Company, stated, “After a difficult year in 2008, we are pleased to begin 2009 by reporting an increase in net income over last year’s first quarter. This increase was driven by an increase in our net interest income as a result of improvements in both our net interest spread and net interest margin. Our new loan originations were strong during the quarter, especially for refinancing of residential mortgages and for our first time home buyers program. The challenges of this uncertain economic environment are not entirely behind us, however, and we are continuing to closely monitor our loan portfolio. While we cannot make any assurances that additional provisions for loan losses will not be necessary during the year, we remain committed to reducing our exposure to non-performing assets. Moreover, we are maintaining our fundamental approach of sound, community-oriented banking while striving to improve long-term returns to our shareholders. With that goal in mind, and with the security of a strong capital base, we aggressively repurchased our Company’s stock during the first quarter of 2009 in an effort to enhance shareholder value.”
Net interest income was $7.6 million for the three months ended March 31, 2009, representing an increase of $692,000 or 10.0% over the first quarter of 2008. The increase in our net interest income was due to lower interest expense in the first quarter of 2009 which more than offset a reduction in interest income. Our average interest rate spread increased 41 basis points to 2.31% for the first quarter of 2009 from 1.90% for the first quarter of 2008. Over the same period, our net interest margin increased five basis points to 2.77% for the first quarter of 2009 from 2.72% for the first quarter of 2008.

Interest income for the three months ended March 31, 2009 decreased $472,000 or 3.3% over the comparable 2008 period to $13.7 million. The decrease occurred as growth in the average balance of our total interest-earning assets was offset by a decrease in the average yield earned on those assets. The average balance of our total interest-earning assets increased $82.0 million or 8.1% to $1.10 billion for the first quarter of 2009 from $1.01 billion for the first quarter of 2008. The increase was driven by an $80.5 million increase in the average balance of our mortgage-backed securities and a $60.6 million increase in the average balance of our loans receivable which was partially offset by a $32.4 million decrease in the average balance of our investment securities and a $26.7 million decrease in the average balance of our other interest-earning assets. The average yield earned on our total interest-earning assets decreased 59 basis points to 5.01% for the first quarter of 2009 from 5.60% for the first quarter of 2008. An increase in the average yield earned on our mortgage-backed securities of 54 basis points, quarter-over-quarter, was offset by a decrease in the average yield earned on all other interest-earning assets. The most significant decreases in yield were an 87 basis point decrease in the average yield earned on our loans receivable and a 337 basis point decrease in the average yield earned on our other interest-earning assets. The average yield earned on our investment securities decreased 40 basis points quarter-over-quarter. The decreases in the yields were primarily the result of the current interest rate environment, reflected by the Federal Reserve Board’s Open Market Committee actions to cut the federal funds rate by 400 basis points from January 2008 to January 2009. The decrease in the yield on our other interest-earning assets was also impacted by the decision of the Federal Home Loan Bank of Pittsburgh (the “FHLB”) to suspend the dividend on their stock beginning with the fourth quarter of 2008. As of March 31, 2009, we held approximately 146,000 shares of FHLB capital stock on which we received no dividends during the first quarter of 2009 compared to approximately $127,000 in dividends earned on FHLB stock in the quarter ended March 31, 2008.
Interest expense for the three months ended March 31, 2009 decreased $1.2 million or 15.9% from the comparable 2008 period to $6.1 million. The decrease in our interest expense occurred as a decrease in the average rate paid on our total interest-bearing liabilities offset an increase in the average balance of those liabilities. The average rate we paid on our total interest-bearing liabilities decreased 100 basis points to 2.70% for the first quarter of 2009 from 3.70% for the first quarter of 2008. The average rate we paid on our total deposits decreased 93 basis points, quarter-over-quarter, driven by a 112 basis point decrease in the average rate paid on our certificates of deposit. The average balance of our total deposits increased $75.9 million or 13.1% to $656.5 million for the first quarter of 2009 from $580.6 million for the first quarter of 2008 due primarily to growth in our core deposits. The average balance of our core deposits increased $65.9 million or 41.8% to $223.8 million for the first quarter of 2009 from $157.9 million for the first quarter of 2008. The average rate we paid on our advances from the FHLB decreased 121 basis points for the first quarter of 2009 compared to the first quarter of 2008. The average balance of our advances from the FHLB increased $46.0 million or 24.4% over the same period.

We recorded a provision for loan losses of $117,000 during the first quarter of 2009 compared to a provision of $49,000 for the first quarter of 2008. The provision for loan losses is charged to expense as necessary to bring our allowance for loan losses to a sufficient level to cover known and inherent losses in the loan portfolio. As of March 31, 2009, our allowance for loan losses amounted to $8.2 million, or 1.1% of total loans, compared to $11.6 million, or 1.5% of total loans, at December 31, 2008. Our loan portfolio at March 31, 2009 included an aggregate of $14.8 million of non-performing loans compared to $23.5 million of non-performing loans at December 31, 2008. The decrease in non-performing loans primarily related to three construction loans with an aggregate outstanding balance of $15.1 million at December 31, 2008 that were transferred to real estate owned (“REO”) during the first quarter of 2009. These three loans were for the construction of a 40-unit, high rise residential condominium project in Center City, Philadelphia. During the first quarter of 2009, the borrower agreed to cede control of this project to us and, accordingly, we became lender in possession of the high rise property. At March 31, 2009, the property was classified in our balance sheet as REO with a carrying value of $11.5 million, which was equal to the $15.2 million loan balance at March 31, 2009 net of our charge-off of the $3.7 million allowance for loan losses maintained for these loans. No additional write-down of fair value was made at the time of the transfer to REO. We are continuing with foreclosure proceedings with respect to these loans, but as lender in possession of the high rise property, we are in the process of completing the improvements necessary to complete construction of the project. The amount of our non-performing loans at March 31, 2009 was adversely affected by the addition of two construction loans to one borrower with an aggregate balance of $6.6 million at March 31, 2009 that became over 90 days past due during the first quarter of 2009. The first of these loans, which was on non-accrual status at March 31, 2009, had an outstanding balance of $1.1 million at such date. The second loan, which had an outstanding balance of $5.5 million at March 31, 2009, is more than 90 days past due, but is continuing to accrue interest. Both loans were included in our classified assets at March 31, 2009 and December 31, 2008. As of March 31, 2009, $648,000 of our allowance for loan losses was allocated to these two loans. A third construction loan to this borrower with an outstanding balance of $3.6 million at March 31, 2009 was also classified at such date, but was not included in non-performing loans as the loan was less than 90 days past due and remained on accrual status. We commenced foreclosure proceedings with respect to all three of these loans, with sheriff’s sales currently scheduled for the second quarter of 2009. If the sheriff’s sale for one or more of these loans is completed, we would likely own the collateral properties as REO. At March 31, 2009 and December 31, 2008, our non-performing loans amounted to 1.95% and 3.06% of loans receivable, respectively, and our allowance for loan losses amounted to 55.34% and 49.35% of non-performing loans, respectively. At March 31, 2009 and December 31, 2008, our non-performing assets amounted to 2.33% and 2.12% of total assets, respectively. We are continuing to monitor our loan portfolio, and given current economic conditions, no assurances can be given that additional provisions for loan losses will not be necessary in subsequent quarters.
Our total non-interest income increased $63,000 or 6.6% to $1.0 million for the first quarter of 2009 from $953,000 for the first quarter of 2008. The largest increase occurred in other non-interest income, which increased $56,000 quarter-over-quarter. Gain on real estate owned was $16,000 in the first quarter of 2009 with no such gain in the first quarter of 2008. The gain in the current quarter was the net result of the activity for two REO properties. The first property, which was transferred to REO during the first quarter, was sold during the quarter for a gain of approximately $166,000. This gain was substantially offset by a valuation allowance of $150,000 taken against a second REO property. This second property remains in REO at a carrying value of $1.3 million at March 31, 2009.

Our total non-interest expenses for the first quarter of 2009 amounted to $5.6 million, representing an increase of $404,000 or 7.8% from the first quarter of 2008. The largest increases were in salaries and employee benefits, professional services, and other non-interest expenses. Salaries and employee benefits expense increased $92,000 or 3.2%, quarter-over-quarter, due largely to normal merit increases in salaries and higher health and insurance benefit costs. Professional services expense increased $62,000 or 22.4%, quarter-over-quarter, due primarily to additional legal expenses incurred in connection with the resolution of certain non-performing loans as well as certain other consulting expenses. Other non-interest expenses increased $175,000 or 27.3%, quarter-over-quarter, due primarily to a $170,000 increase in deposit insurance premiums. The increase in insurance premiums is the result of a new fee structure implemented by the FDIC. We expect our deposit insurance premiums to be significantly higher in the second quarter of 2009 due to a special assessment by the FDIC on all insured institutions. The assessment is expected to be 10 to 20 basis points of our balance of deposits at June 30, 2009 which, based on March 31, 2009 deposits, would be $730,000 to $1.5 million.
Income tax expense for the first quarter of 2009 amounted to $742,000 compared to $692,000 for the first quarter of 2008. Our effective tax rate improved to 25.6% for the first quarter of 2009 from 26.5% for the first quarter of 2008. This occurred in part due to purchases of additional tax-exempt municipal bonds that allowed our tax-exempt income to increase as a percent of our total pretax income. The increase in our provision for income taxes was a result of the increase in our pre-tax income which exceeded the impact of the additional tax-exempt income.
The Company’s total assets increased $6.9 million, or 0.6%, to $1.20 billion at March 31, 2009 compared to $1.19 billion at December 31, 2008. Our total cash and cash equivalents increased $17.9 million or 56.1% during the first quarter of 2009 as calls, maturities and repayments of our investment and mortgage-backed securities were not yet reinvested at the end of the quarter. Our investment securities decreased $8.9 million in the aggregate due primarily to $9.0 million in calls and maturities of agency bonds. Our mortgage-backed securities decreased by an aggregate of $8.0 million as repayments and maturities aggregating $13.7 million outpaced purchases of $4.4 million and a net unrealized gain on our available for sale mortgage-backed securities of $1.2 million. Net loans receivable decreased $5.0 million during the first quarter of 2009, as the net transfer of $11.5 million of loans to REO (as described above) offset increases in certain categories of loans. The largest loan growth occurred in home equity lines of credit, which increased $2.9 million and commercial business loans, which increased $1.2 million. Our balance of REO increased $11.4 million to $13.1 million at March 31, 2009 from $1.7 million at December 31, 2008.
Our total deposits increased $64.7 million or 9.7% to $729.7 million at March 31, 2009 compared to $665.0 million at December 31, 2008. The increase during the first quarter of 2009 was due to growth in both core deposits and certificate accounts. During the quarter, our savings and money market accounts grew $19.2 million, or 13.0%, and our checking accounts grew $3.9 million, or 3.7%, resulting in an increase to core deposits of $23.2 million, or 9.1%. Our certificate accounts also increased, growing $41.6 million or 10.1%. Advances from the FHLB decreased $54.6 million or 21.2% to $202.5 million at March 31, 2009. During the first quarter of 2009, we repaid a portion of our advances as we reviewed our continued utilization of advances from the FHLB as a source of funding. Our review is based on recent decisions by the FHLB to suspend the dividend on, and restrict the repurchase of, FHLB stock. The amount of FHLB stock that a member institution is required to hold is directly proportional to the volume of advances taken by that institution.

Our total stockholders’ equity decreased to $230.8 million at March 31, 2009 from $238.1 million at December 31, 2008. The decrease was due primarily to the purchase of approximately 1.4 million shares of the Company’s common stock during the quarter for an aggregate of approximately $10.0 million as part of our stock repurchase plans and our 2007 Recognition and Retention Plan. This decrease was partially offset by a net increase to retained earnings of $1.1 million as our net income of $2.2 million was partially offset by a reduction of $1.0 million resulting from the payment of our quarterly cash dividends. Our accumulated other comprehensive income increased $694,000 during the first quarter of 2009, due primarily to an increase in the net unrealized gain on our available for sale investment and mortgage-backed securities.
Abington Bancorp, Inc. is the holding company for Abington Bank. Abington Bank is a Pennsylvania-chartered, FDIC-insured savings bank which was originally organized in 1867. Abington Bank conducts business from its headquarters and main office in Jenkintown, Pennsylvania as well as twelve additional full service branch offices and seven limited service banking offices located in Montgomery, Bucks and Delaware Counties, Pennsylvania. As of March 31, 2009, Abington Bancorp had $1.20 billion in total assets, $729.7 million in total deposits and $230.8 million in stockholders’ equity.
This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Abington Bancorp, Inc. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors — many of which are beyond the Company’s control — could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to access the Company’s periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.abingtonbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

ABINGTON BANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	March 31, 2009	December 31, 2008
ASSETS

Cash and due from banks	$21,229,253	$23,074,990
Interest-bearing deposits in other banks	28,512,718	8,788,354

Total cash and cash equivalents	49,741,971	31,863,344
Investment securities held to maturity (estimated fair value—2009, $20,623,263; 2008, $20,590,495)	20,388,565	20,389,106
Investment securities available for sale (amortized cost— 2009, $59,128,104; 2008, $67,782,158)	60,473,181	69,323,505
Mortgage-backed securities held to maturity (estimated fair value—2009, $77,883,203; 2008, $81,702,915)	78,757,555	83,093,064
Mortgage-backed securities available for sale (amortized cost— 2009, $143,722,549; 2008, $148,601,190)	147,984,916	151,628,507
Loans receivable, net of allowance for loan losses (2009, $8,183,133; 2008, $11,596,784)	751,538,734	756,552,352
Accrued interest receivable	4,927,460	4,856,707
Federal Home Loan Bank stock—at cost	14,607,700	14,607,700
Cash surrender value — bank owned life insurance	39,633,443	39,184,889
Property and equipment, net	10,946,084	11,070,542
Real estate owned	13,139,077	1,739,599
Deferred tax asset	2,787,393	4,456,103
Prepaid expenses and other assets	1,761,306	988,060

TOTAL ASSETS	$1,196,687,385	$1,189,753,478

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Deposits:
Noninterest-bearing	$39,253,743	$37,194,591
Interest-bearing	690,429,098	627,755,843

Total deposits	729,682,841	664,950,434
Advances from Federal Home Loan Bank	202,498,507	257,051,203
Other borrowed money	20,336,768	17,609,637
Accrued interest payable	3,455,763	2,617,721
Advances from borrowers for taxes and insurance	4,332,274	3,275,285
Accounts payable and accrued expenses	5,536,997	6,148,613

Total liabilities	965,843,150	951,652,893

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 20,000,000 shares authorized none issued	—	—
Common stock, $0.01 par value, 80,000,000 shares authorized; 24,460,240 shares issued; outstanding: 21,988,861 shares in 2009, 23,369,916 shares in 2008	244,602	244,602
Additional paid-in capital	201,457,677	201,378,465
Treasury stock—at cost, 2,471,379 shares in 2009, 1,090,324 shares in 2008	(20,539,288)	(10,525,100)
Unallocated common stock held by:
Employee Stock Ownership Plan (ESOP)	(14,928,658)	(15,138,418)
Recognition & Retention Plan Trust (RRP)	(5,168,382)	(5,593,821)
Deferred compensation plans trust	(967,455)	(1,190,857)
Retained earnings	67,132,738	66,007,138
Accumulated other comprehensive income	3,613,001	2,918,576

Total stockholders’ equity	230,844,235	238,100,585

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,196,687,385	$1,189,753,478

ABINGTON BANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2009	2008
INTEREST INCOME:
Interest and fees on loans	$10,028,633	$10,711,406
Interest and dividends on investment and mortgage-backed securities:
Taxable	3,282,931	2,658,306
Tax-exempt	400,775	296,775
Interest and dividends on other interest-earning assets	12,930	530,883

Total interest income	13,725,269	14,197,370

INTEREST EXPENSE:
Interest on deposits	4,041,397	4,922,109
Interest on Federal Home Loan Bank advances	2,084,584	2,247,438
Interest on other borrowed money	14,578	135,302

Total interest expense	6,140,559	7,304,849

NET INTEREST INCOME	7,584,710	6,892,521

PROVISION FOR LOAN LOSSES	116,691	49,140

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,468,019	6,843,381

NON-INTEREST INCOME:
Service charges	389,246	381,909
Income on bank owned life insurance	448,554	476,052
Gain on real estate owned	15,834	—
Loss on sale of securities	—	(11,758)
Other income	162,906	107,081

Total non-interest income	1,016,540	953,284

NON-INTEREST EXPENSES:
Salaries and employee benefits	2,957,359	2,865,186
Occupancy	579,294	533,941
Depreciation	222,185	196,993
Professional services	337,660	275,948
Data processing	379,812	382,590
Advertising and promotions	74,535	102,452
Director compensation	223,746	188,412
Other	815,814	640,698

Total non-interest expenses	5,590,405	5,186,220

INCOME BEFORE INCOME TAXES	2,894,154	2,610,445

PROVISION FOR INCOME TAXES	741,785	692,276

NET INCOME	$2,152,369	$1,918,169

BASIC EARNINGS PER COMMON SHARE	$0.10	$0.09
DILUTED EARNINGS PER COMMON SHARE	$0.10	$0.08

BASIC AVERAGE COMMON SHARES OUTSTANDING:	20,550,141	22,352,051
DILUTED AVERAGE COMMON SHARES OUTSTANDING:	21,107,543	22,858,601

ABINGTON BANCORP, INC.
UNAUDITED SELECTED FINANCIAL DATA

	Three Months Ended March 31,
	2009	2008

Selected Operating Ratios(1):
Average yield on interest-earning assets	5.01%	5.60%
Average rate on interest-bearing liabilities	2.70%	3.70%
Average interest rate spread(2)	2.31%	1.90%
Net interest margin(2)	2.77%	2.72%
Average interest-earning assets to average interest-bearing liabilities	120.53%	128.47%
Net interest income after provision for loan losses to non-interest expense	133.60%	131.95%
Total non-interest expense to average assets	1.87%	1.90%
Efficiency ratio(3)	64.99%	66.11%
Return on average assets	0.72%	0.70%
Return on average equity	3.66%	3.07%
Average equity to average assets	19.67%	22.87%

Asset Quality Ratios(4):
Non-performing loans as a percent of total loans receivable(5)	1.95%	0.08%

Non-performing assets as a percent of total assets(5)	2.33%	0.29%

Allowance for loan losses as a percent of non-performing loans	55.34%	329.77%

Allowance for loan losses as a percent of total loans	1.08%	0.27%

Net charge-offs to average loans receivable	1.88%	0.01%

Capital Ratios(6):
Tier 1 leverage ratio	14.17%	15.18%
Tier 1 risk-based capital ratio	22.38%	23.90%
Total risk-based capital ratio	23.45%	24.16%

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and, for the three-month periods ended March 31, 2009 and 2008, are annualized where appropriate.

(2)	Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4)	Asset quality ratios are end of period ratios, except for net charge-offs to average loans receivable.

(5)	Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all accruing loans 90 days or more past due and all non-accruing loans. It is our policy, with certain limited exceptions, to cease accruing interest on single-family residential mortgage loans 120 days or more past due and all other loans 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed-in-lieu of foreclosure.

(6)	Capital ratios are end of period ratios and are calculated for Abington Bank per regulatory requirements.